Wintrust Financial Corporation
727 North Bank Lane,
Lake Forest, Illinois 60045

FOR IMMEDIATE RELEASE
October 15, 2004

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President/CEO – Wintrust Financial Corporation, (847) 615-4096
David A. Dykstra, Senior EVP/COO – Wintrust Financial Corporation, (847) 615-4096
Randolph S. Miles, President – Antioch Holding Company, (847) 395-2700
Wintrust Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION ANNOUNCES PLANS TO
ACQUIRE STATE BANK OF THE LAKES

     LAKE FOREST, ILLINOIS – Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) today announced the signing of a definitive agreement to acquire Antioch Holding Company (“Antioch”). Antioch is the parent company of State Bank of The Lakes that has Illinois locations in Antioch, Lindenhurst, Grayslake, Spring Grove and a location under construction in McHenry. State Bank of The Lakes had total assets of approximately $443 million as of September 30, 2004.

     “This transaction is a great fit for both companies,” stated Edward J. Wehmer, President and CEO of Wintrust. “State Bank of The Lakes is a well-respected family-owned community bank that will significantly expand Wintrust’s community banking network into northern Lake County, Illinois. State Bank of The Lakes dominates its primary market in Antioch with over 50% of the market share in that community based on deposits. State Bank of The Lakes shares our commitment to community banking and customer service. It has a terrific operating culture, solid growth and profit potential, and a dedicated board of directors and management team.” He added: “We look forward to providing State Bank of The Lakes and their customers with enhanced lending capacity and wealth management products through our Wayne Hummer Companies.”

     “We are excited about the opportunity to combine resources with Wintrust,” said Randy Miles, State Bank of The Lakes’ President. “Our dedicated staff and loyal customers have made State Bank of The Lakes the premier community bank in our market area.” Mr. Miles emphasized that by joining forces with Wintrust, State Bank of The Lakes’ customers will not only retain very high levels of customer service but will also gain access to a wider range of products and services through the strength Wintrust can offer. “It is with mixed emotions that our family has decided to sell our outstanding bank but we clearly see benefits for our customers and employees and consider the Wintrust family the perfect fit to continue the rich tradition of community banking in Lake County that two generations of the Miles Family have fostered,” he said.

Terms of the Transaction

     In the acquisition transaction, Wintrust will acquire all of Antioch’s issued and outstanding shares of common stock for an aggregate purchase price of approximately $95 million, payable in cash at the closing. Antioch has no outstanding stock options or other equity instruments that are convertible into common stock, and no other classes of stock. The transaction is subject to approval by banking regulators and certain closing conditions. The transaction is expected to close early in the first quarter of 2005 and is not expected to have a material effect on Wintrust’s 2005 earnings per share.

     Antioch was advised in the transaction by Vedder Price as legal counsel and Grant Thornton LLP as business advisor. Wintrust used Schiff Hardin LLP as its legal counsel. Neither firm retained an investment banker on the matter.

About Wintrust

     Wintrust is a financial holding company with assets of approximately $6 billion whose common stock is traded on the Nasdaq Stock Market (Nasdaq: WTFC). Its twelve suburban community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in the Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services including broker-dealer, money management services, advisory services, and trust and estate services.

     Currently, Wintrust operates a total of 49 banking offices, including the two banking locations of Town Bank which Wintrust acquired today, and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors.

Forward-Looking Information

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the acquisition of Antioch Holding Company and integration of Antioch Holding Company with Wintrust, the combination of their businesses and projected revenue, as well as profitability and earnings outlook. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, unanticipated changes in interest rates that negatively impact growth, competition and the related origination of loan products, unforeseen delays in completing the transaction, slower than anticipated development and growth of Antioch Holding Company’s business or unanticipated business declines, unforeseen difficulties in integrating the acquisition or higher than expected operational costs, unforeseen changes in the banking industry, difficulties in adapting successfully to technological changes as needed to compete effectively in the marketplace, and the ability to attract and retain experienced key management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

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